UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 24, 2017

PolyOne Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 24, 2017, PolyOne Corporation (the “Company”), and certain of the Company’s subsidiaries entered into a Second Amended and Restated Credit Agreement (the “ABL Credit Agreement”) with Wells Fargo Capital Finance, LLC, as administrative agent, and the various lenders and other agents party thereto. The ABL Credit Agreement amends and restates the Amended and Restated Credit Agreement, dated March 1, 2013 (the “Existing ABL Credit Agreement”), by and among the Company and certain subsidiaries of the Company party thereto, Wells Fargo Capital Finance, LLC, as administrative agent, and the various lenders and other agents party thereto.

The ABL Credit Agreement, among other things, provides for an increased revolving credit line of up to $450 million, subject to the borrowing base limitations, and an extended maturity date of the borrowings under the Existing ABL Credit Agreement to February 24, 2022. The ABL Credit Agreement contains customary representations and warranties, restrictive covenants, and events of default.

The lenders and the agents (and each of their respective subsidiaries or affiliates) of the ABL Credit Agreement have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its respective subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its respective subsidiaries or affiliates for such services.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PolyOne Corporation

By:	/s/ Lisa K. Kunkle
Name:	Lisa K. Kunkle
Title:	Senior Vice President, General Counsel and Secretary

Date: February 27, 2017